June 2007	Pricing Sheet dated June 22, 2007
Relating to Amendment No. 1 to Preliminary Pricing Supplement No. 255 dated June 20, 2007 to Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities

Participation Notes due June 20, 2013
Based on the Performance of the StyleSelect IndexSM on MSCI Japan– Total Return

PRICING TERMS- JUNE 22, 2007
Issuer:		Morgan Stanley
Underlying index:		StyleSelect IndexSM on MSCI Japan – Total Return (“StyleSelect Japan Index”) Please read the preliminary pricing supplement for more information on the StyleSelect Japan Index.
Aggregate principal amount:		$3,000,000
Stated principal amount:		$10 per security
Issue price:		$10 per security (see “Commissions and issue price” below)
Pricing date:		June 22, 2007
Original issue date:		June 29, 2007 (5 business days after the pricing date)
Maturity date:		June 20, 2013
Payment at maturity (per security):		Each security is exchangeable on the maturity date, unless earlier exchanged, for the net entitlement value as determined on the maturity valuation date.
Net entitlement value:
•  The initial net entitlement value on the pricing date will be $9.95 per security.
•  The net entitlement value on any subsequent index business day will equal (i) the product of (x) the net entitlement value on the previous index business day times (y) the StyleSelect Japan Index performance on that index business day, minus (ii) the adjustment amount determined as of that index business day.

StyleSelect Japan Index performance:
The StyleSelect Japan Index performance on any index business day will equal the closing value of the StyleSelect Japan Index on that index business day divided by the closing value of the StyleSelect Japan Index on the previous index business day.

Initial Index Value:		2,316.516, the closing value of the StyleSelect Japan Index on the index business day immediately following the pricing date.
Adjustment amount:
The adjustment amount on any index business day will equal (i) the product of (x) 1.25% of the net entitlement value on the previous index business day times (y) the number of calendar days since the previous index business day, divided by (ii) 365.  On an annualized basis, the adjustment amount will reduce the net entitlement value by approximately 1.25% per year based on each index business day’s net entitlement value.

Maturity valuation date:		June 18, 2013, subject to adjustment for non-index business days and market disruption events.
Exchange right:
An investor will, subject to the minimum exchange amount, have the right to exchange a block of the securities on any index business day during any exchange period for the net entitlement value as determined on the applicable exchange valuation date and payable on the fifth trading day following such exchange valuation date.

Minimum exchange amount:		10,000 securities and multiples of 100 securities in excess thereof.
Exchange periods:		The first 10 calendar days of March, June, September and December in each year, beginning in September 2007 and ending in March 2013.
Exchange valuation date:		The first index business day following the last calendar day of the applicable exchange period, subject to adjustment for market disruption events.
Interest:		None
CUSIP:		61747S363
Listing:		None
Agent:		Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:		MS & Co.
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per security	$10	$0.05	$9.95
	Total	$3,000,000	$15,000	$2,985,000
(1)
The securities will be issued at $10 per security and the agent’s commissions will be $0.05 per security; provided that the price to public and the agent’s commissions for any single transaction to purchase $500,000 or more principal amount of securities will be $9.95 per security and $0.00 per security, respectively.

(2)
If you continue to hold to your securities, we will pay the brokerage firm through which you hold your securities additional commissions on a quarterly basis beginning in September 2007.  For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

“StyleSelect IndexSM on MSCI Japan — Total Return” and “MSCI Japan Index” are service marks of Morgan Stanley Capital International Inc. (“MSCI”) and have been licensed for use by Morgan Stanley.  The PLUS are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the PLUS.
You should read this document together with the preliminary pricing supplement describing this offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Pricing Supplement No. 255 dated June 20, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.